Exhibit 99.1

Pope Resources Announces Change In Board Composition

POULSBO, Wash., Oct. 26, 2015 /PRNewswire/ -- Pope Resources (Nasdaq: POPE) today announced the election of William R. Brown to the Board of Directors of the company's managing general partner, Pope MGP, Inc. Mr. Brown replaces Douglas E. Norberg, who is retiring as a Director after more than 19 years of service due to reaching mandatory retirement age under the Partnership's governing documents. Director Maria M. Pope stated that "We are pleased to have Bill join the Board. His breadth and depth of forest products industry experience will help guide the Partnership and our fund investments. The flip-side of this is that, after two decades of service, we will miss Doug's well-honed strategic business instincts, financial acumen, and extensive real estate experience. Doug has served as lead director since 2000 and also led Pope Resources on an interim basis in 2000 while the Partnership conducted a formal search for its next Chief Executive Officer. He has been instrumental in the growth of the Partnership and we will miss his leadership and wise counsel."

Mr. Brown was previously President of Green Diamond Resource Company, a West Coast forest products and land company, and prior to that he was employed by Plum Creek Timber Company where he held a variety of positions, rising to the role of Executive VP and CFO. Prior to his tenure with Plum Creek, Mr. Brown held planning, finance and management roles with companies such as Glacier Park Company, Cornerstone Columbia Development, and Weyerhaeuser. He received a B.S. degree in Engineering from the U.S. Military Academy at West Point and an M.B.A. from the Massachusetts Institute of Technology. Mr. Brown served in active duty with the U.S. Army for five years between his undergraduate and graduate degrees. He currently serves as a director on several local Seattle corporate and nonprofit boards.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 192,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: John Lamb, 360.697.6626, Fax 360.697.1156